EXHIBIT 21.1

BANCTEC, INC.

Founded: 1972

Incorporated (Delaware): January 2, 1987

SUBSIDIARY NAME	PLACE OF INCORPORATION	DATE OF INCORPORATION

BancTec (Puerto Rico), Inc.	Delaware	February 24, 1988
BancTec (Export), Inc. (dormant)	U.S. Virgin Islands	January 22, 1990
BTC International Holdings, Inc.	Delaware	December 31, 2001
BancTec (Canada), Inc.	Canada	June 11, 1986
BancTec Limited	England	October 27, 1976
Plexus Europe Limited	England	March 28, 1983
BancTec Holding N.V.	The Netherlands	May 24, 1991
BancTec A/S	Denmark	January 8, 1971
BancTec Iberica S.A.	Spain	April 9, 1981
BancTec AB	Sweden	September 30, 1992
BancTec S.A.	France	December 31, 1990
BancTec GmbH	Germany	December 14, 1976
BancTec B.V.	The Netherlands	June 4, 1991
BancTec Service Europe, B.V.	The Netherlands	December 2, 2003
BancTec Service France, SAS	France	December 2, 2003
BancTec Service Germany, GmbH	Germany	December 2, 2003
BancTec Service UK, Ltd.	England	January 27, 2004
BancTec Service Belgium, SPRL	Belgium	June 25, 2004
BancTec Service Canada	Canada	June 26, 2003
Recognition Mexico Holding Inc. (dormant)	Delaware	September 30, 1994
Recognition de Mexico S.A. de C.V. (dormant)	Mexico	November 16, 1994
BancTec Third Party Maintenance, Inc.	Texas	February 26, 1992
BTC Ventures, Inc.	Delaware	November 6, 2002
BTI Technologies, L.P.	Texas	November 7, 2002